EXHIBIT 2.1
                                                                     -----------



              SHARE PURCHASE AND TRANSFER OF ASSETS AND LIABILITIES
                                    AGREEMENT

                          dated as of December 22, 2003



                                 by and between

SOFIDIV SAS, a company duly incorporated under French law with its registered office at 65, Avenue Edouard Vaillant, 92100 Boulogne, France, duly represented for the purpose of this Agreement by Mr. Patrick Houel, acting both in its own name and for its own account as well as on behalf and for the account of Seller's Affiliates (as defined below),

(hereinafter referred to as "SELLER")
                                                                on the one hand,

                                       and

CONCORD WATCH COMPANY SA, a company duly incorporated under Swiss law with its registered office at 35, Nidaugasse, 2502 Bienne, Switzerland, duly represented for the purpose of this Agreement by Richard Cote and Kurt Burki, acting both in its own name and for its own account as well as on behalf and for the account of Purchaser's Affiliates (as defined below),


(hereinafter referred to as "PURCHASER")


                                                              on the other hand,

(hereinafter referred to collectively as the "PARTIES" and individually as a "PARTY")


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PREAMBLE

WHEREAS, Seller holds, inter alia, the entire share-capital of Ebel SA, a Swiss company duly registered in La Chaux-de-Fonds, Switzerland (the "COMPANY") engaged in the development, the manufacturing, the marketing and the sale of watches and other products under the brand name EBEL (the "BRAND");

WHEREAS, the Company holds, among others, (i) minority participations in the companies indicated in Schedule 0.2/1 (the "PARTICIPATIONS") and (ii) the entire share capital of certain legal entities listed in Schedule 0.2/2 (THE "SUBSIDIARIES");

WHEREAS, Seller intends to sell and transfer and Purchaser intends to purchase and acquire the Shares (as defined below), subject to the terms set forth hereinafter;

WHEREAS, legal entities owned directly or indirectly by, or under common control of or with, Seller as listed in Schedule 0.4 ("SELLER'S AFFILIATES") carry out all marketing, selling and after sale activities and all ancillary activities thereto relating to the Brand in the USA, the United Kingdom, Spain, France, Germany, Singapore, Japan, Hong Kong, Malaysia, Taiwan (such activities being referred to as the "BUSINESS"), it being specified that Seller's Affiliates also conduct activities relating to other brands and businesses which are not covered by this Agreement;

WHEREAS, Seller's Affiliates own inventories and fixed assets, hold trade receivables and assume trade payables and other liabilities directly connected to the Business;

WHEREAS, in addition and together with the sale and transfer of the Shares, Seller intends to cause Seller's Affiliates to sell and transfer, and Purchaser intends to purchase and assume, and cause Purchaser's Affiliates to assume, certain inventories, fixed assets, trade receivables and trade payables and other liabilities directly relating to the Business on a going-concern basis, subject to the terms set forth hereinafter;

WHEREAS, all other assets and liabilities, inventories, fixed assets, trade receivables and trade payables of Seller's Affiliates not exclusively relating to the Business, are not intended to be transferred and shall not be transferred to Purchaser nor to Purchaser's Affiliates hereunder;

WHEREAS, in connection with such sale and transfer, Purchaser and/or, as the case may be, Purchaser's Affiliates will either by operation of law or on a voluntary basis hire certain employees previously involved in the Business;


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NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1

                                   DEFINITIONS

The terms defined in this Article shall have the following meaning for all purposes of this Agreement:

"ACCOUNTING POLICIES" shall have the meaning set forth in the definition of Accounting Principles;

"ACCOUNTING PRINCIPLES" shall mean French GAAP and the accounting policies and methods, in all material respects in accordance with French GAAP, currently and from and after the year ended December 31, 2002 consistently applied on an ongoing concern basis for the preparation of the consolidated accounts of the Company and of the accounts of Seller's Affiliates, such accounting policies and methods being attached as Schedule 1.3 hereto (the "ACCOUNTING POLICIES"); for the purposes of this Agreement, in case of discrepancies, the Accounting Policies shall prevail over French GAAP and both shall prevail over consistency;

"ADEQUATELY DISCLOSED", "ADEQUATE DISCLOSURE" shall, in the given context, mean that all relevant information and/or, as the case may be, all relevant documents disclosed by the Seller sufficiently set forth the relevant facts in a way that a diligent and knowledgeable third party, acting in good faith and reading the information and/or document in the same context and for the same purpose as the Purchaser, would be able to discern and understand the essential facts;

"ADDITIONAL PERIOD" shall have the meaning set forth in Article 14.2 (III);

"ADJUSTMENT" shall have the meaning set forth in Article 4.1;

"AFFILIATE" shall mean with respect to any Person any other Person, directly or indirectly controlling, controlled by, or under common control with, such Person;

"AGREEMENT" shall mean this Share Purchase and Transfer of Assets and Liabilities Agreement with all its Schedules;

"AUDITED STATUTORY ACCOUNTS" shall mean the audited balance sheets and the profit and loss statements of each of the Group Companies as of December 31, 2002 as attached in Schedule 1.9 hereto;


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"BRAND" shall have the meaning set forth in the Preamble;

"BRAND SPECIFIC FIXED ASSETS" shall mean the transferable fixed assets relating exclusively to, and used exclusively in, the Business;

"BUSINESS" shall have the meaning set forth in the Preamble;

"BUSINESS ASSETS" shall have the meaning set forth in Article 3.1 provided, however, that as for the Business Assets situated in Spain and Malaysia this term shall include only Business Inventory;

"BUSINESS CONTRACTS" shall mean all agreements, options, contracts, distributor agreements, sale representative agreements, leases, instruments, purchase orders, sale orders and commitments (including outstanding bids) relating exclusively to, and used exclusively in, the Business provided, however, that as for the Business in Spain and Malaysia, this term shall not include any Business Contracts;

"BUSINESS DAY" shall mean any day on which banks are open for business in Geneva, Switzerland, in New York, USA and in Paris, France;

"BUSINESS LIABILITIES" shall have the meaning set forth under Article 3.2 provided, however, that as for the Business in Spain and Malaysia, this term shall not include any Business Liabilities;

"BUSINESS INVENTORY" shall mean all of the watches, semi-finished watches, components for watches, packaging, advertising and promotion materials and all other products relating to the sale of watches, including without limitation, gold and precious stones, relating exclusively to, and used exclusively in, or for, the Business and all Ebel watches and component parts for Ebel watches in the possession of any retail store owned or operated by any Seller's Affiliate;

"BUSINESS OTHER OPERATING ASSETS" shall mean all of the transferable operating assets relating exclusively to, and used exclusively in, or for, the Business provided, however, that as for the Business in Spain and Malaysia, this term shall not include any Business Other Operating Assets;

"BUSINESS OTHER OPERATING LIABILITIES" shall mean all of the transferable operating liabilities relating exclusively to the Business, excluding any third party debt for borrowed money provided, however, that as for the Business in Spain and Malaysia, this term shall not include any Business Other Operating Liabilities;


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


"BUSINESS TRADE RECEIVABLES" shall mean all rights and claims vis-a-vis any debtor relating exclusively to, and used exclusively in or for, the Business provided, however, that as for the Business in Spain and Malaysia, this term shall not include any Business Trade Receivables;

"CAP" shall have the meaning set forth in Article 14.8 (II);

"CAPTION" shall mean any accounting line contained in Schedule 1.68;

"CARVED OUT ENTITIES" shall have the meaning set forth in Article 6.1;

"CLOSING" shall mean the consummation of the transactions described in Articles 2 and 3 below in accordance with Article 7 below;

"CLOSING DATE" shall mean March 1, 2004 or any other date as may be agreed upon between the Parties;

"CLOSING TRANSFERRED BUSINESS ACCOUNT" shall mean the document showing the Transferred Business Net Assets of the Transferred Business as at February 29, 2004 midnight, as agreed upon by the Parties or, as the case may be, as determined by the Referee according to the terms and conditions set forth in
Article 9;

"COMPANIES TRADE INVENTORY" shall mean all of the watches, semi-finished watches, components for watches, packaging, advertising and promotion materials and all other products relating to the sale of watches, including without limitation, gold and precious stones owned by any of the Group Companies;

"COMPANIES TRADE RECEIVABLES" shall mean all rights to receive trade payments from any debtor, including, but not limited to, credits, accounts receivable, claims in relation to principal, accrued and unpaid interest (including default interest, if any) and related guarantees as well as any other amount due by any debtor to any of the Group Companies;

"COMPANY" shall have the meaning set forth in the Preamble;

"CONFIDENTIAL INFORMATION" shall have the meaning set forth in Article 18.1;

"CONTROLLING", "CONTROLLED" and under "COMMON CONTROL" means the ownership, directly or indirectly, of more than 50 % (fifty percent) of the voting shares of such entity or the power to direct the management or policies of such entity, whether by operation of law, by contract or otherwise;


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


"DEDICATED EMPLOYEES" shall have the meaning set forth in Article 16.1;

"DISCLOSED DOCUMENTS" shall mean all the documents Adequately Disclosed to Purchaser in the context of the due diligence carried on by Purchaser prior to the date of this Agreement as listed in Schedule 1.29;

"EXPIRATION DATE" shall have the meaning set forth in Article 14.1;

"FINAL PURCHASE PRICE" shall have the meaning set forth in Article 10.3 below;

"GERMAN BUSINESS" shall mean that part of the Business situated in Germany and to be spun off to German Newco;

"GERMAN CLOSING" shall mean a closing to take place at the earliest possible, but not later than on March 31, 2004 or, if not practicable, such other date as may be agreed to by the Parties, with respect to the German Newco in accordance with a closing memorandum to be agreed upon by the Parties;

"GERMAN NEWCO" shall mean a company (i) to be established or alternatively to be purchased as an off the shelf company (Vorratsgesellschaft) by Seller into which the German Business will be transferred by way of restructuring under the German Act on the Transformation of Companies, and (ii) to be sold to Purchaser at the German Closing;

"GLOBAL BUSINESS" shall mean the entirety of (i) the Group Companies, and (ii) the Carved Out Entities, and (iii) the Business;

"GLOBAL FIXED ASSETS" shall mean the net book value determined according to the Accounting Principles of (i) all assets referred to under the Accounting Principles as properties, plants and equipments of all the Group Companies, plus
(ii) the Brand Specific Fixed Assets;

"GROUP COMPANIES" shall mean the Company and the Subsidiaries and "GROUP COMPANY" shall mean any one of them individually;

"INFORMATION TECHNOLOGY" shall mean technology that is used in carrying out information activities, covering any form of information, either by the Group Companies or by the Business inasmuch as it relates exclusively to it. It includes, but is not limited to, software, firmware and applications;


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


"INTELLECTUAL PROPERTY RIGHTS" shall mean all trade or service marks, trade or service mark registrations and applications, trade names, logos, domain names, designs and design applications, patents and patent applications, utility models and utility model applications copyrights, copyright registrations, rights in databases, licenses, know-how, trade secrets, product formulae, product formulations, manufacturing processes and procedures, products, records of inventions, test information, drawings, diagrams, research and development files and operating manuals, provided that this term shall not include any Information Technology;

"LA PAIX" shall mean SA de l'Immeuble rue de la Paix 101, La Chaux-de-Fonds, Switzerland;

"LIEN" shall mean any lien, charge, encumbrance, claim or other security interest and any adverse claim whatsoever, including but not limited to interests arising through options, mortgages, indentures, pledges, security agreements or other agreements or obligations, whether written or oral;

"LOSS" shall mean all damages, losses, liabilities, costs and expenses (including reasonable attorney fees) which a Party may suffer or incur in connection with any of the representations and warranties set forth in Articles 12 and 13;

"LVMH" shall mean LVMH Moet Hennessy Louis Vuitton, 22 avenue Montaigne, 75008 Paris, France;

"LVMH SINGAPORE" shall mean LVMH Watch and Jewellery Singapore PTE LTD;

"MAIFOS SA" shall mean Maifos, 53 rue Sainte Anne, 75002 Paris, France, a French societe anonyme registered with the Paris Registry of Commerce and Companies under number B348638933;

"MORTGAGE" shall mean any and all of the mortgages on the property Hardhof, Hardstrasse 52, 4052 Basel, owned by the Company;

"MUROS HOLDING" shall mean Muros Holding BV, Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands;

"PARTICIPATIONS" shall have the meaning set forth in the Preamble;

"PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization;


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


"PROFORMA CLOSING TRANSFERRED BUSINESS ACCOUNT" shall mean the Proposed Closing Transferred Business Account, for illustration purposes calculated as of December 31, 2003;

"PROPOSED CLOSING TRANSFERRED BUSINESS ACCOUNT" shall mean the document showing the Transferred Business Net Assets as at February 29, 2004 to be prepared by Seller and submitted to Purchaser in compliance with the provisions of Article 9;

"PURCHASE PRICE" shall have the meaning set forth in Article 4.1;

"PURCHASER'S AFFILIATES" shall mean those Affiliates of Purchaser listed in
Schedule 1.56 and any other Affiliate of Purchaser formed prior to Closing for the purpose of acquiring any part or all of the Business;

"PURCHASER'S KNOWLEDGE" shall mean actual knowledge by any of Messrs. Efraim Grinberg, Richard Cote, Kurt Burki or Timothy Michno;

"REFEREE" shall have the meaning set forth in Article 9.6 (C);

"SCHEDULES" shall be the schedules attached to this Agreement;

"SELLER'S AFFILIATES" shall have the meaning set forth in the Preamble;

"SELLER'S KNOWLEDGE" shall mean actual knowledge by any of Messrs. Philippe Pascal, Michel Mousselon or Nicolas Calemard or knowledge that Persons acting in the same capacities as these individuals should reasonably have under the same circumstances;

"SHARES" shall mean the 20,000 (twenty thousand) registered shares with a face value of CHF 1,000 (one thousand Swiss francs) each, it being the entire share-capital of the Company;

"SI RUE DU PARC" shall mean Societe Immobiliere rue du Parc 153-155 SA, La Chaux-de-Fonds, Switzerland;

"SUBSIDIARIES" shall have the meaning set forth in the Preamble and "SUBSIDIARY" shall mean each and any of these subsidiaries individually;

"SWISSWAVE" shall mean Swisswave Europe SA, 25130 Villiers le Lac, France;

"TAIWAN BUSINESS" shall have the meaning set forth in Article 17.5.


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


"TAXES" shall mean any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, property transfer, property transfer gain, value added or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign);

"THRESHOLD" shall have the meaning set forth in Article 14.8;

"TRANSFERRED BUSINESS" shall mean the entirety of the Group Companies and the Business;

"TRANSFERRED BUSINESS NET ASSETS" shall mean, net of provisions, the amount determined in applying the Accounting Principles and reflecting the adjustments set forth in this Agreement, corresponding to the sum of the following:

(i)      FOR THE BUSINESS:

         o        the amount of the Brand Specific Fixed Assets,
                                      PLUS
         o        the amount of the Business Trade Receivables,
                                      PLUS
         o        the amount of the Business Other Operating Assets,
                                      PLUS
         o        the amount of the Business Inventory,
                                      MINUS
         o the amount of the payables due by Seller's Affiliates to any of the Group Companies,
                                      MINUS
         o        the amount of Business Other Operating Liabilities,

(ii) FOR THE GROUP COMPANIES, based on the consolidated accounts of the Company as prepared for the reporting to Seller, showing the same accounting lines as the consolidated accounts attached hereto in
         Schedule 1.68:

         o        the amount of the total assets,
                                      MINUS
         o        the amount of the intangible assets,
                                      MINUS
         o        the amount of the current and long term liabilities.

In calculating the above (i) and (ii), the following shall apply:


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

         o the calculation shall properly take into account the elimination entries required to reflect the Transferred Business Net Assets on a consolidated basis; and

         o the calculation shall reflect only those assets and liabilities relating and transferable to the Group Companies and the Business, and all other assets and liabilities, including non transferable assets and liabilities, shall remain with the Seller;

all as illustrated in Schedule 1.68 hereto calculated as at September 30, 2003;

"TRANSFERRED EMPLOYEES" shall have the meaning set forth in Article 16.1;

"2003 GLOBAL ACCOUNT" shall mean the document showing the consolidated balance sheet of the Global Business as per December 31, 2003.


                                    ARTICLE 2

           SALE AND PURCHASE OF THE SHARES - ASSUMPTION OF LIABILITIES

2.1 Subject to the terms set forth in this Agreement, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Shares with effect as of the Closing Date.

2.2 Seller shall sell the Shares free and clear of any Lien and together with all rights attaching thereto.

2.3 Property and risks in the Shares shall be vested in the Purchaser as of the Closing Date.

2.4 It is expressly agreed that Seller shall assume any and all liabilities of, or relating to (i) the Carved Out Entities, whether past, present or future, known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and (ii) payments made or to be made by any of the Group Companies to Muros Holding in connection with Maifos SA, whether past, present or future, known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.



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

                                   ARTICLE 3

           SALE AND PURCHASE OF THE ASSETS - ASSUMPTION OF LIABILITIES

3.1 With effect as at the Closing Date, in the manner provided for herein and subject to the terms and conditions set forth in this Agreement, Seller shall cause each of Seller's Affiliates to, and each of Seller's Affiliates shall, sell, transfer, convey, assign and deliver to each of the relevant Purchaser's Affiliates, and each of the relevant Purchaser's Affiliates shall purchase and accept from each of the relevant Seller's Affiliates, all rights, title, and interest of the relevant Seller's Affiliates in, and to, the following rights and properties, as they may exist as at the Closing Date (collectively the "BUSINESS ASSETS"):

         (i)      the Business Inventory;

         (ii)     the Brand Specific Fixed Assets;

         (iii)    the Business Trade Receivables;

         (iv)     the Business Other Operating Assets;

         (v) all sales order files, purchase order files, customer lists, manufacturing records, advertising and promotional materials and business files, including books of account, general, financial and accounting records and other data owned by Seller or Seller's Affiliates relating exclusively to, and used exclusively in, or for, the Business, provided, however, that Seller and Seller's Affiliates shall be permitted to retain copies thereof and provided further that only copies will be delivered in the event that Seller and/or Seller's Affiliates are required by law to keep originals;

         (vi) to the extent that the requisite consents have been obtained and the necessary notices given with respect thereto, the Business Contracts;

         (vii) the Intellectual Property Rights relating to, and used in, or for, the Business provided, however, that if an Intellectual Property Right (other than a trademark, design, design patent or copyright pertaining to the design of the products) is presently or has been recently jointly used together with, or will be used for products under development at the date of this Agreement for, another brand of any of the Affiliates of Seller not being a Group Company, only a non-exclusive worldwide royalty free license will be granted to Purchaser or the relevant Purchaser's Affiliate, as the case may be, to use such Intellectual Property Right for as long as Pur-


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


                  chaser, or Purchaser's Affiliate determines is reasonably necessary to conduct the Business.

3.2 As from the Closing Date, Purchaser's Affiliates shall assume all the liabilities of Seller's Affiliates (except as otherwise provided for in this Agreement) relating exclusively to, or arising exclusively out of, the operation of the Business existing at, or arising before, on or after, the Closing Date, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due (collectively the "BUSINESS LIABILITIES").

3.3 If any property, right or contract included in the Business Assets is not assignable or transferable under applicable law without the prior consent of one or more third Persons, Seller shall use commercially reasonable efforts to obtain such consent after the execution of this Agreement, but prior to the Closing Date, and Purchaser shall use commercially reasonable efforts to assist in that endeavor.

         If and to the extent any such consent cannot be obtained prior to the Closing Date and the Closing occurs, such property, right or contract shall, except as otherwise expressly provided in this Agreement, continue to be held and performed by Seller or Seller's Affiliate in accordance with the provisions of Article 17.1 below.

3.4 Property and risks in the Business Assets shall be vested in Purchaser and Purchaser's Affiliates as the case may be as from the Closing Date.

3.5 For the sake of clarity, the Parties acknowledge that the Transferred Business does not include any activities of LVMH Watch & Jewellery Australia Pty Ltd relating to the Brand. Accordingly, save for the inventories of watches, semi-finished watches, components for watches, packaging, advertising and promotion materials and all other products relating to the sale of watches, including without limitation gold and precious stones, relating exclusively to the Brand owned by any LVMH Watch & Jewellery Australia Pty Ltd, which shall be transferred to the Company prior to Closing, no assets and no liability relating to such activities will be transferred to Purchaser hereunder.


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

                                    ARTICLE 4

                                 PURCHASE PRICE

4.1 The price to be paid by Purchaser (acting, for the purpose of paying the Purchase Price, both in its own name and for its own account as well as for the account and on behalf of all the relevant Purchaser's Affiliates) to Seller (acting, for the purpose of receiving the Purchase Price, both in its own name and for its own account as well as for the account and on behalf of all the relevant Seller's Affiliates), in consideration for the purchase of the Shares, the shares of German Newco and the Business Assets and for the transfer of the Business Liabilities, shall be of CHF 61,500,000 (sixty-one million five hundred thousand Swiss francs) (the "PURCHASE PRICE") subject to adjustment after Closing as provided for in Article 10 (the "ADJUSTMENT"). The Purchase Price and, as the case may be, the Adjustment shall be exclusive of any amounts due in respect of value added tax ("VAT") or other similar Taxes.

4.2 Seller shall add the appropriate amount of VAT to that portion of the Purchase Price and, as the case may be, to the Adjustment, that reflects the Business Assets transferred by the relevant Seller's Affiliates to the relevant Purchaser's Affiliates, and the relevant Seller's Affiliates shall provide the relevant Purchaser's Affiliates with an invoice reflecting such VAT amounts.

4.3 Seller and Purchaser shall bear in equal share any and all costs and expenses and Taxes deriving from or connected with the transfer of the Shares, the shares of German Newco and the Business Assets except for
         (i) VAT which shall be borne exclusively by Purchaser and/or Purchaser's Affiliates and (ii) capital gains taxes, if any, on the sale or deemed sale of real estate properties which shall be borne exclusively by Seller and/or Seller's Affiliates to the extent they can not be offset against the Company's net operating loss carry forward remaining at the time such taxes are due.


                                    ARTICLE 5

                  PRE-CLOSING COVENANTS OF SELLER AND PURCHASER

5.1 The Parties undertake to negotiate, on an arm's length basis, within 30 (thirty) days after determination of the Final Purchase Price, a mutually acceptable allocation of the Final Purchase Price among Seller and Seller's Affiliates, on one side, and Purchaser and Purchaser's Affiliates, on the other side, with regard to the Shares, the shares of German Newco, the Business Assets and the Business


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

         Liabilities. In case of disagreement between the Parties, the net asset value of the relevant items to be transferred shall be the governing and deciding factor.

5.2 Purchaser shall, and shall cause each of Purchaser's Affiliates, and Seller shall, and shall cause each of Seller's Affiliates, to execute all such documents, and do all such acts and things (in particular all necessary notifications) and take all necessary corporate actions as required to fulfill their respective obligations under this Agreement. Unless otherwise provided in this Agreement, each Party will bear its own costs and expenses.

5.3 Seller and Purchaser shall cooperate to identify, and enter into (or cause Seller's Affiliates as far as Seller is concerned and Purchaser's Affiliates as far as Purchaser is concerned to enter into), such additional ancillary agreements as may be necessary or appropriate under the local laws of the jurisdictions where the Business is conducted to cause the transfer of the Business Assets and of the Business Liabilities, from the relevant Seller's Affiliate to the relevant Purchaser's Affiliate in accordance with local laws and regulations and in a manner convenient to both Parties. Such agreements will be entered into only on terms parallel to those set forth herein (and without representations or indemnities, which shall remain herein).

5.4 Seller and Purchaser shall use commercially reasonable efforts to obtain all necessary consents and approvals to the performance of their respective obligations under this Agreement. Seller and Purchaser shall promptly make all filings, applications, statements and reports to all governmental entities, which are required to be made prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement.

5.5 Seller shall provide Purchaser as soon as possible but in any event no later than January 23, 2004 with the worldwide consolidated turnover of the Transferred Business together with the determination of the specific turnover for the main countries.

5.6 Seller will permit, and will cause each of Seller's Affiliates to permit representatives of Purchaser from and after the date hereof up to the Closing Date, to have access at all reasonable times to the books, accounts, records, customer lists, properties, operations and facilities of every kind pertaining to, and to employees of, Transferred Business, and will furnish Purchaser with such financial and operating data concerning the Transferred Business as Purchaser may from time to time reasonably request, subject to any confidentiality agreements to which Seller or the relevant Seller's Affiliate or any Group Company may be a party


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

         provided, however, that the foregoing shall be on reasonably advance notice to Seller and shall not disrupt the operations of Seller, the Group Companies and Seller's Affiliates.

5.7 Seller has permitted representatives of Purchaser to attend the physical counting of the Business Inventory and the Companies Trade Inventory, which has taken place (i) for the Company on December 19, 2003 and which will take place (ii) for the respective Seller's Affiliates and Subsidiaries at the dates and places set forth in
         Schedule 5.7.

5.8 Any and all agreements between Seller or any of its Affiliates and any of the Group Companies and, inasmuch as it relates to the Business, any of Seller's Affiliates, with respect to hedging operations, cash pooling, service, marketing, management arrangements and the like as listed in Schedule 5.8, shall be terminated at or prior to the Closing Date and with regard to the hedging operations of the Company, the losses and profits, as the case may be, resulting from the termination thereof shall be for the account of the Company and the corresponding amounts shall be either added to, or subtracted from, the amount of the intercompany loans referred to in Article 6.3 and provided further that no effect, positive or negative, resulting from the termination of the hedging operations shall be taken into consideration for the purpose of the establishment of the Proposed Closing Transferred Business Account and of the Closing Transferred Business Account.

5.9 Seller shall cause the Company to renew the trademarks registrations listed in Schedule 5.9.

5.10 As from the Closing Date, subject to Article 11.3, Purchaser shall, and shall cause each of Purchaser's Affiliates to take over full and exclusive responsibility for operating the Business and the Group Companies.

5.11 As from the Closing Date, Purchaser shall be exclusively responsible for establishing all necessary insurance coverage for operating the Transferred Business. All such insurance coverage provided for by Seller or its parent company shall terminate on the Closing Date or, with respect to the German Business, at the German Closing unless Purchaser has requested Seller to terminate a particular insurance coverage before the German Closing as set forth in Article 11.3 below, it being specified that Seller shall, and shall cause the appropriate Seller's Affiliate to notify in a timely manner before Closing its and their respective insurers of any and all insurable claims relating to the Transferred Business of which any of Seller or Seller's Affiliates have knowledge or received notice


                                     15 / 54
         prior to the Closing Date. Seller shall, and shall cause each of Seller's Affiliates, to assign to Purchaser all insurance benefits paid or payable by any such insurer in respect of any and all such claims.

5.12 Seller shall make its best efforts to assign to the Company on the Closing Date a fully executed contract between LVMH Singapore and Zoe Tay or to directly conclude such an agreement between Zoe Tay and the Company on terms identical with and replacing the agreement between Zoe Tay and LVMH Singapore, it being specified that if it is not possible to transfer such contract or to conclude a new agreement on identical terms, such contract shall be excluded from the Transferred Business and shall not continue to be performed by LVMH Singapore for the account of Purchaser or Purchaser's Affiliates.

5.13 Seller shall make its best efforts to fully reimburse the loan relating to the Mortgage. In case Seller should not be able to reimburse the amounts outstanding relating to the Mortgage, such outstanding amounts shall be deducted from the Purchase Price provided that for the purpose of establishing the Closing Transferred Business Accounts all such outstanding amounts shall be ignored.


                                    ARTICLE 6

                CARVE OUT OBLIGATIONS OF SELLER PRIOR TO CLOSING

Between the date of this Agreement and Closing, Seller shall, and shall cause Seller's Affiliates and the Company to, undertake all of the following acts:

6.1 transfer to Seller or Affiliates of Seller other than the Group Companies, at no cost or liability to the Company, all the companies owned by the Company other than the Subsidiaries and all participations owned by the Company other than the Participations (the transferred companies and the transferred participations are hereinafter collectively referred to as the "CARVED OUT ENTITIES"); and

6.2 transfer to the Company valid and exclusive title to all Intellectual Property Rights exclusively used for the conduct of the Business and not already owned exclusively by the Company, free and clear of any Lien; in case of any Intellectual Property Right (other than a trademark, design, design patent or copyright pertaining to the design of the products) which (i) is presently or has been recently jointly used together with, or (ii) will be used for products under development at the date of this Agreement for, another brand of any of the Affiliates of Seller not being a Group Company, grant to the Company a non-exclusive


                                     16 / 54
         worldwide royalty free license to use such Intellectual Property Right for as long as the Company determines is reasonably necessary to conduct the Business; and

6.3 after application of the provisions of Article 5.8 relating to hedging operations, eliminate the net amount of the intercompany credit/debit positions of any Group Company vis-a-vis Seller or any of its Affiliates except Seller's Affiliates; and

6.4 sell the Business Inventory located in Malaysia to Seller's Affiliate located in Singapore; and

6.5 sell the inventories referred to under Article 3.5 owned by LVMH Watch & Jewellery Australia Pty Ltd to the Company; and

6.6 sell the Business Inventory located in Spain to the Company or Swisswave.


                                    ARTICLE 7

                                     CLOSING

7.1 Purchaser's obligations hereto to effect the transactions and to cause Purchaser's Affiliates to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver by the Purchaser, on or prior the Closing Date, of the following conditions:

         (i) Seller, Seller's Affiliates and/or the Company having fully complied with the carve out obligations set forth in Article 6 above; and

         (ii) Receipt of any necessary prior consents and/or approvals in accordance with Article 5.4 above; and

         (iii) Seller, Seller's Affiliates and/or the Group Companies having fully complied with their obligations under Article 11.2 below.

7.2 Subject to the satisfaction of the conditions set forth in Article 7.1 above, the transactions contemplated in Articles 2 and 3 above shall be consummated at the offices of TAVERNIER TSCHANZ, 11bis, rue Toepffer, 1206 Geneva, Switzerland, on the Closing Date.

7.3      On the Closing Date,


                                     17 / 54

         (i) each Party shall restate and confirm those of its representations and warranties made under Articles 12 and 13 at the date of this Agreement which, pursuant to such Articles 12 and 13, have to be restated and confirmed at Closing;

         (ii)     Seller shall:

                  (a) transfer to Purchaser all the Shares duly endorsed in a manner legally sufficient to transfer to Purchaser the full ownership of, and title to, the Shares;

                  (b) cause each of the relevant Seller's Affiliates to transfer or to convey any and all Business Assets and any and all Business Liabilities, other than those relating to the German Business, to the relevant Purchaser's Affiliate and cause each of the relevant Seller's Affiliates to deliver to the relevant Purchaser's Affiliate (as Purchaser shall inform) sufficient instruments of transfer, as shall be necessary under the applicable laws to vest in the relevant Purchaser's Affiliate title to any and all the Business Assets other than the German Business and to assume all the Business Liabilities;

                  (c) deliver to Purchaser the resolution of the Company's board of directors confirming that (i) Purchaser has been approved as sole shareholder of the Company with sole voting rights, and that (ii) Purchaser is registered as a shareholder with voting rights in the Company's share register;

                  (d) deliver to Purchaser the share register showing Purchaser as sole shareholder of the Company with sole voting rights;

                  (e) deliver to Purchaser the resignation letter submitted by each of the members of the Company's board of directors and by each of the members of the board of directors of each of the Subsidiaries, as well as resignation letters provided by the auditors of the Company and of any of the Subsidiaries, each such resignation to be effective as at Closing;

                  (f) convene shareholders meeting for each of the Group Companies (except for German Newco) to be held on the Closing Date for the purpose of appointing new directors and auditors as the case may be;


                                     18 / 54

                  (g)      deliver all of the mortgage certificates listed in
                           Schedule 7.3 (II) (G)/1 together with excerpts from the land registries for all of the real estate parcels listed in Schedule 7.3 (II) (G)/2 obtained not more than 5 (five) Business Days prior to Closing;

         (iii) Purchaser shall pay to Seller CHF 54,500,000 (fifty-four million five hundred thousand Swiss francs) in full and unconditionally and, notwithstanding the provisions of Article
                  17.10 below, without right of set off, by means of wire transfer of immediately available funds to the bank account, which shall be communicated to Purchaser to that effect at least 5 (five) Business Days before the Closing Date; the remainder of the Purchase Price being CHF 7,000,000 (seven million Swiss francs) shall be paid at the German Closing.


                                    ARTICLE 8

                               2003 GLOBAL ACCOUNT

8.1 Seller shall deliver to Purchaser on or before January 23, 2004 a draft of the 2003 Global Account prepared in accordance with the Accounting Principles.

8.2 On or before January 30, 2004, Seller shall deliver to Purchaser the Proforma Closing Transferred Business Account prepared in accordance with the Accounting Principles and with the provisions of this Agreement.

8.3 The 2003 Global Account shall be prepared by Seller and audited by Seller's independent accountants, both applying the Accounting Principles. Seller shall deliver to Purchaser the 2003 Global Account no later than on February 3, 2004.


                                    ARTICLE 9

                      CLOSING TRANSFERRED BUSINESS ACCOUNT

9.1 The Parties agree that the Closing Transferred Business Account shall only be prepared and used for the purpose of calculating and adjusting the Purchase Price as per Article 10 below, without restricting Purchaser in any manner whatsoever from claiming under Seller's representations and warranties and indemnities as set forth herein except to the extent that:


                                     19 / 54

         (i) Purchaser's claim is that the Closing Transferred Business Account does not contain or accurately REFLECT the amounts set forth in Article 9.5.1,

         (ii) Purchaser's claim relates to the physical counting as set forth in Article 9.5.3.

9.2 For the purpose of this Article 9, the Parties agree that the Proposed Closing Transferred Business Account and the Closing Transferred Business Account shall be prepared so that there be no impact in the relevant accounts for events which materially and negatively impact the Transferred Business and which result from the announcement or execution of this Agreement.

9.3 No later than March 16, 2004, Purchaser shall deliver to Seller the Company's consolidated balance sheet as per February 29, 2004, reflecting the physical counting as per Article 9.5.3 and prepared applying the Accounting Principles, so as to enable Seller to prepare the Proposed Closing Transferred Business Account. No later than March 16, 2004, Seller shall prepare a consolidated balance sheet as per February 29, 2004, for the Business applying the Accounting Principles.

9.4 No later than April 5, 2004, Seller shall deliver to Purchaser the Proposed Closing Transferred Business Account prepared in accordance with the terms and conditions set forth below. Seller's independent auditors shall provide a special purpose opinion on the Proposed Closing Transferred Business Account substantially in the format attached as Schedule 9.4 hereto by April 30, 2004, at the latest.

9.5 Seller shall prepare the Proposed Closing Transferred Business Account and Seller's independent auditors shall provide a special purpose opinion thereon, applying the Accounting Principles and the provisions of this Agreement, it being specified that for the purpose of the Proposed Closing Transferred Business Account,

         9.5.1    the following shall apply:

                  (i) the amount of the allowance for doubtful accounts receivables shall be equal to (x) the amount shown in the 2003 Global Account after deduction of the allowance for doubtful accounts pertaining to (a) the receivables that shall not be transferred as mutually agreed between Seller and Purchaser and (a) the receivables of the Carved Out Entities plus, (y) as the case may be, any addi-


                                     20 / 54
                           tional provision as necessary to fully cover the failure to pay on the part of a customer who has filed a petition in bankruptcy, has been declared bankrupt or has applied for a debt moratorium or against whom has been filed or who has filed any similar proceedings between December 31, 2003 and February 29, 2004, and

                  (ii) the amount of the inventory reserve shall be equal to the higher of (a) the amount of the inventory reserve shown in the 2003 Global Account after deduction of the inventory reserve of the Carved Out Entities, plus as the case may be any additional provision as necessary to fully cover the value of watches (finished products and watch-heads) in active product lines, defective or to be refurbished, existing as at February 29, 2004, over and above the value of such watches as at December 31, 2003, to the extent that, and only to that extent, the value of such watches as at February 29, 2004 exceeds the amount of the reserve for excess finished goods inventory for active product lines as at February 29, 2004 and (b) CHF 60,700,000 (sixty million seven hundred thousand Swiss francs); an illustration of this mechanism is set forth in Schedule 9.5.1 (II), and

                  (iii) the amount of the warranty reserve shall be equal to CHF 2,550,000 (two million five hundred and fifty thousand Swiss francs), and

                  (iv) the amount of the loyalty bonus reserve shall be equal to CHF 350,000 (three hundred and fifty thousand Swiss francs);

                  and

         9.5.2    the amount of the Global Fixed Assets shall:

                  (i)      not be taken into account for more than the lower of
                           (i) the Global Fixed Assets as at February 29, 2004 and (ii) CHF 14,500,000 (fourteen million five hundred thousand Swiss francs), should the Proposed Closing Transferred Business Account, before adjusting Global Fixed Assets as per this Article 9.5.2, show a value of CHF 76,500,000 (seventy six million five hundred thousand Swiss francs) or less, and


                                     21 / 54

                  (ii)     not be taken into account for more than the lower of
                           (i) the Global Fixed Assets as at February 29, 2004 and (ii) CHF 14,000,000 (fourteen million Swiss francs), should the Proposed Closing Transferred Business Account, before adjusting Global Fixed Assets as per this Article 9.5.2, show a value of more than CHF 76,500,000 (seventy six million five hundred thousand Swiss francs);

         and

         9.5.3 any physical counting of the Business Inventory and of the Companies Trade Inventory as necessary for the preparation by Seller of the Proposed Closing Transferred Business Account shall be made jointly by representatives of both Parties and shall take place at the times and places set forth in Schedule 9.5.3;

9.6 In the event Purchaser has any disagreement with regard to the Proposed Closing Transferred Business Account or with regard to any item included therein, and provided that:

         (i) such disagreement may not concern any of the counting of the Business Inventory or the Companies Trade Inventory, and

         (ii) Purchaser shall only be authorized to dispute the Proposed Closing Transferred Business Account if it has not been prepared in applying the Accounting Principles and the provisions of this Agreement, then such disagreement shall be resolved in the following manner:

         (a) within 20 (twenty) Business Days from the date of receipt of the Proposed Closing Transferred Business Account, Purchaser shall notify Seller in writing of its disagreement, which notice shall specify in reasonable details the nature and the amount of the disagreement, provided that any notification by the Purchaser of any disagreement will have to be the subject of a prior consultation with its auditors;

         (b) during a 10-Business Day period following Seller's receipt of such notice, Seller and Purchaser shall attempt to resolve such disagreement;

         (c) if Seller and Purchaser fail to reach a written agreement resolving such disagreement, Purchaser shall, within, and no later than, 20 (twenty)


                                     22 / 54

                  Business Days after the end of the 10-Business Day period referred to in Article 9.6 (B) above, have the right to give notice in writing of the disagreement to Seller and to KPMG Switzerland (the "REFEREE") acting in accordance with the provisions set forth below in Article 9.6 (E), giving reasonable details on the nature and the amount of the disagreement;

         (d) if Purchaser does not give notice to Seller and to the Referee within the 20-Business Days referred to in Article 9.6 (C) above, Purchaser shall be deemed to have accepted the Proposed Closing Transferred Business Account which shall then be deemed the Closing Transferred Business Account;

         (e) the Referee shall be asked to review the Proposed Closing Transferred Business Account as promptly as possible but in any event within, and no later than, 30 (thirty) Business Days and to determine whether the amounts shown in the Proposed Closing Transferred Business Account disputed by Purchaser are to be adjusted for the Proposed Closing Transferred Business Account to be in compliance with the Accounting Principles and with the provisions of this Agreement, it being specified that the Referee shall, among other things, not take into account any amount of the Global Fixed Assets in excess of the thresholds set forth above in Article 9.5.2 (I) and (II);

         (f) the costs for the activities carried out by the Referee shall be equally shared by Seller and Purchaser;

         (g) for the purpose of determining the Final Purchase Price, and solely for such purpose, the Referee's determination shall be final and binding on the Parties.

9.7 The Proposed Closing Transferred Business Account, if not disputed by Purchaser, or as modified by any adjustment determined to be appropriate by mutual agreement or by the Referee as set forth above in
         Article 9.6 (E), shall then be the "CLOSING TRANSFERRED BUSINESS ACCOUNT".

9.8 For the purpose of this Article 9, the Parties agree that they shall, and shall cause the Referee to, compute the Proposed Closing Transferred Business Account or the Closing Transferred Business Account, as the case may be, applying the Accounting Principles and the provisions of this Agreement.


                                     23 / 54

                                   ARTICLE 10

                     POST CLOSING PURCHASE PRICE ADJUSTMENT

10.1 Once the Closing Transferred Business Account has been determined as set forth above in Article 9, the amount of the Purchase Price shall be adjusted as follows:

         (i)      the Purchase Price shall be increased by an amount equal to
                  (a) the total value of Transferred Business Net Assets shown on the Closing Transferred Business Account minus (b) CHF 78,000,000 (seventy-eight million Swiss francs), should this amount be positive (the "POSITIVE Difference"), and

         (ii)     the Purchase Price shall be decreased by an amount equal to
                  (a) the total value of Transferred Business Net Assets shown on the Closing Transferred Business Account minus (b) CHF 76,500,000 (seventy six million five hundred thousand Swiss francs), should this amount be negative (the "NEGATIVE DIFFERENCE"), it being specified that no adjustment to the Purchase Price will be made should the Closing Transferred Business Account show a total value of at least CHF 76,500,000 (seventy-six million five hundred thousand Swiss francs) and of no more than CHF 78,000,000 (seventy-eight million Swiss francs).

         For purposes of the Adjustment, the Positive Difference or the Negative Difference, as the case may be, shall be taken into account Swiss franc for Swiss franc and shall be paid from Purchaser to Seller or from Seller to Purchaser, as the case may be, within 5 (five) Business Days after the adjustment has been determined.

10.2 The Parties agree that no adjustment whatsoever shall be made to the Purchase Price for any Negative Difference, or portion thereof, or Positive Difference, or portion thereof, except as provided for in
         Article 10.1 and that nothing occurring after the Closing Date shall be taken into account for the purposes of the Adjustment.

10.3 The Purchase Price as adjusted, as the case may be, in accordance with the provisions of this Article 10 shall be referred to as the "FINAL PURCHASE PRICE".


                                     24 / 54

                                   ARTICLE 11

     CONDUCT OF BUSINESS BETWEEN THE DATE OF THIS AGREEMENT AND THE CLOSING

11.1 Subject to the provisions set forth below, at all times from the date of this Agreement through the Closing Date, the Transferred Business shall continue to be operated as a going concern, in the ordinary and usual course of business and consistent with prior practice, including without limitation, in accordance with the policy with regard to merchandise returns, and substantially in compliance with the investment policies of the R2-estimate for the business year 2003 attached to this Agreement in Schedule 11.1. If an event would occur as a result of the announcement or execution of the transactions contemplated herein which could negatively and materially impact the Transferred Business, then Seller shall have to consult with Purchaser prior to taking action in respect of such event.

11.2 Except as otherwise provided for in this Agreement, Seller shall procure that, as from the date of this Agreement through the Closing Date, none of the Group Companies shall, and, as the case may be, with respect to the Business only, none of Seller's Affiliates shall, and Seller shall not, with respect to the provisions of paragraphs (VII),
         (IX) and (XI) below, do any of the following without the prior written consent of Purchaser:

         (i) sell or otherwise transfer any of the Intellectual Property Rights owned by any of the Group Companies or, with respect to the Business, any of Seller's Affiliates;

         (ii) execute, amend or terminate any contract or enter into any negotiations with any third Person in a manner that would materially inhibit or impair the consummation of the transactions contemplated by this Agreement;

         (iii) make any change in the terms of employment of any director, officer or employee of any of the Group Companies or any director, officer or employee dedicated to the Business other than in accordance with existing agreements or collective bargaining arrangements;

         (iv) form, enter into, vary or withdraw from any significant partnership, consortium, joint venture or other association;

         (v) alter or amend in any manner the articles of incorporation or organizational rules of any of the Group Companies;


                                     25 / 54

         (vi) issue, or create any obligation to issue, any share or equity-linked security in or reduce the share capital of any of the Group Companies;

         (vii)    transfer any share in any of the Group Companies to a third
                  Person;

         (viii)   distribute any dividend;

         (ix) grant, create or allow to be created any Lien over any of the shares of the Group Companies other than charges arising by operation of law in the ordinary course of business;

         (x) grant, create or allow to be created any Lien over any of the assets of any Group Company other than charges arising by operation of law in the ordinary course of business;

         (xi) incorporate any Group Company (other than German Newco) or liquidate any Group Company or effect any reorganization with respect to such Group Companies;

         (xii) make, increase or extend any loan or advance, or grant any credit other than in the ordinary course of business to any Person;

         (xiii) grant, create or allow to be created any Lien over any of the Business Assets other than charges arising by operation of law in the ordinary course of business;

         (xiv) initiate, discontinue or settle any litigation or arbitration proceedings involving an amount in excess of CHF 100,000 (one hundred thousand Swiss francs);

         (xv) sell or otherwise transfer any of the assets included in the Global Fixed Assets, except for assets having an aggregate total net asset value not exceeding CHF 200,000 (two hundred thousand Swiss francs) and only in the ordinary course of business.

         (xvi) sell (a) Ebel watches to any Person who was not a customer of the Company or of any Seller's Affiliate as of the date hereof, except where such sales to such Person do not exceed CHF 100,000 (one hundred thousand Swiss francs) in the period from the date hereof to the Closing, or (b) such watches to any Person on terms that are substantially less favorable to any of the Group Companies or any of Seller's Affiliates than the


                                     26 / 54
                  terms generally offered by such Group Company or Seller's Affiliate to their regular retail accounts during 2003 or (c) substantially more Ebel watches to any single customer from the date hereof through the Closing Date than the quantity sold to such customer in the ordinary course of business. In addition, none of Seller's Affiliates will make any sales of Ebel watches from any outlet store owned or operated by such Seller's Affiliate after December 31, 2003.

11.3 With respect to the German Business and the German Newco, this Article 11 shall apply between the date of this Agreement and the German Closing. Further, the Parties agree that between Closing and German Closing, Seller shall, and shall cause the relevant Seller's Affiliate to, manage the German Business and the German Newco on behalf and for the account (and at the costs, risks and benefits) of Purchaser or of the relevant Purchaser's Affiliate in accordance with Purchaser's or the relevant Purchaser's Affiliate's instructions and shall obtain such instructions where necessary at their own initiative. Seller and the relevant Seller's Affiliate shall manage the German Business and the German Newco on a fiduciary basis and shall in this connection follow the instructions of Purchaser or of the relevant Purchaser's Affiliate. Purchaser shall and shall cause the relevant Purchaser's Affiliate to indemnify and hold harmless Seller, the Affiliate of Seller which operates the German Business before it has been spun off to German Newco and German Newco in respect of all claims and liabilities arising from the correct performance by Seller, the above-referred Affiliate of Seller and German Newco of such management within 10 (ten) Business Days after having received Seller's request to do so.

11.4 The Parties acknowledge that nothing herein shall prevent the Company from acquiring the inventories owned by the Affiliate of Seller in Australia as mentioned in Article 3.5 above.


                                   ARTICLE 12

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser at the date of this Agreement each and all of the following representations and warranties, except for the representations and warranties set forth in Articles 12.8 (2003 GLOBAL ACCOUNT),
12.9 (CLOSING TRANSFERRED BUSINESS ACCOUNTS), 12.20 (RECEIVABLES) and 12.23 (iv) (IP Registration), which shall be valid only on the Closing Date.


                                     27 / 54

Seller shall restate and confirm these representations and warranties on the Closing Date except for the representations and warranties set forth in Articles
12.5 (b) (SHARES OF GERMAN NEWCO) which shall be restated and confirmed on German Closing only, and except for the representations and warranties set forth in Articles 12.3 (b) (CARRYING OUT OF THE BUSINESS), 12.12 (EMPLOYEES), 12.13 (SOCIAL SECURITY AND PENSION), 12.15 (COMPLIANCE WITH APPLICABLE LAW), 12.16 (COMPLIANCE WITH HEALTH AND SAFETY LAWS), 12.17 (LITIGATION), 12.18 (UNDISCLOSED LIABILITIES), 12.22 (MAJOR CONTRACTS), 12.23 (iv) (IP RIGHTS ONLY USED), 12.23
(v) (IP THIRD PARTY'S RIGHT), 12.24 (i) and (ii) (INFORMATION TECHNOLOGY) and
12.25 (EMPLOYEES DATA) which shall be given as at the date of this Agreement only.

12.1 GENERAL CORPORATE REPRESENTATION. Each of Seller and Seller's Affiliates are duly organized and validly existing under applicable law and has full right and authority to enter into this Agreement and the documents and instruments to be executed pursuant to the terms hereof and thereof, and to carry out the transactions contemplated hereby and thereby. The execution and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Seller and Seller's Affiliates. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the By-Laws or other organizational documents of Seller or any of Seller's Affiliates or any applicable order, injunction, decree or law of any governmental entity.

12.2 CONSENTS. Except as shown on Schedule 12.2 above, no notice to, filing with, authorization of, exemption by, or consent of, any Person or governmental entity is required for Seller and Seller's Affiliates to consummate the transactions contemplated hereby.

12.3     ORGANIZATION OF EACH GROUP COMPANY.

         (a) Each Group Company is (or in the case of the German Newco at the time of the German Closing will be) duly organized and validly existing under the laws of the country where it is incorporated. Schedule 12.3 (A) contains the By-Laws and any other organizational documents of each Group Company (except German Newco) as of the date of this Agreement.

         (b) At the date of this Agreement, each Group Company has (or in the case of German Newco, at the German Closing will have) full right and authority to own and operate its properties and to carry on the business in which it is now engaged.


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


12.4 CAPITAL STRUCTURE OF THE COMPANY. The Company has a share-capital of CHF 20,000,000 (twenty million Swiss francs) divided into 20,000 (twenty thousand) registered shares with a face value of CHF 1,000 (one thousand Swiss francs) each, entirely paid.

12.5     OWNERSHIP OF THE SHARES AND OF THE SHARES OF GERMAN NEWCO.

         (a) Seller has full right and capacity to transfer and sell complete title to the Shares sold pursuant to Article 2 above. Upon the delivery of the Shares provided for in Article 7.3
                  (II) (A) above, Purchaser will receive good and valid title to the Shares, free and clear of any Lien.

         (b) Seller will have, as at the German Closing, full right and capacity to transfer and sell complete title to the shares of German Newco. Upon the delivery of the shares of German Newco at the German Closing, Purchaser (or Purchaser's Affiliate as the case may be) will receive good and valid title to the shares of German Newco, free and clear of any Lien.

12.6 PARTICIPATIONS OF THE COMPANY. The Company holds no other participation than the Participations and at Closing will hold no participation other than the Participations.

12.7 FINANCIAL STATEMENTS OF THE GROUP COMPANIES. The Audited Statutory Accounts have been prepared in accordance with the accounting principles and methods applicable in the place of incorporation of the respective Group Companies (except German Newco) and were accurate in all material respects as of December 31, 2002.

12.8 2003 GLOBAL ACCOUNT. The 2003 Global Account has been prepared in accordance with the Accounting Principles, and is true, fair and accurate in all material respects as of December 31, 2003.

12.9 CLOSING TRANSFERRED BUSINESS ACCOUNT. The Closing Transferred Business Account will be prepared in accordance with this Agreement and the Accounting Principles and will be true, fair and accurate in all material respects except for the consequences, if any, resulting from the application of this Agreement.

12.10 MANAGEMENT ACCOUNTS. The September 30, 2003 management accounts of the Global Business attached hereto in Schedule 12.10 have been prepared in accordance with the Accounting Principles and were true, fair and accurate in all material respects as of September 30, 2003.


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


12.11 ACCOUNTING POLICIES. The Accounting Policies are in all material respects in full compliance with French GAAP.

12.12 EMPLOYEES. Except as listed in Schedule 12.12, no employee of the Group Companies and no Dedicated Employee has an annual gross salary in excess of CHF 300,000 (three hundred thousand Swiss francs) (without social security) or is contractually entitled to receive a severance package exceeding what is provided by applicable laws and applicable collective bargaining agreements in the event of the termination of his/her employment agreement.

12.13 SOCIAL SECURITY AND PENSIONS. All social security, pension fund or similar payments due by the Group Companies in favor of their employees and due by Seller's Affiliates in favor of Dedicated Employees under law or under any benefit plans have been fully paid, or provisioned for, in the relevant financial statements. All pension funds of the Group Companies have been fully funded. All contributions required to be made under the terms of any social security, pension fund or similar payments due under law or under any benefit plans have been timely made or have been reflected in the relevant financial statements of the Group Companies.

         Schedule 12.13 sets forth a list of any plan, program, arrangement or agreement providing for any pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, sales commissions, overtime pay, deferred compensation, bonus, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life insurance, employee loan, educational assistance or other employee benefits, whether written or oral, under which any Transferred Employee has any present or future right to benefits (collectively the "BENEFIT PLANS"), other than options, phantom stock or other equity-based compensation plans or agreements ("EQUITY PLANS").

12.14 REAL ESTATE. The Group Companies have good and valid title to all facilities listed in Schedule 12.14/1 and such facilities are free and clear of any mortgages or rental agreements or Lien other than Liens arising by operation of law in the ordinary course of business, except as listed in Schedule 12.14/2.

12.15 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Schedule 12.15, to Seller's Knowledge, the Group Companies and, with respect to the Business, Seller's Affiliates have complied with any applicable law (other than health and safety laws), ordinance, rule, order and regulation of any governmental entity,


                                     30 / 54
         including, but not limited to, EU competition law, except where the failure to comply would not have a material effect on the Transferred Business.

12.16    COMPLIANCE WITH HEALTH AND SAFETY LAWS.

         To Seller's Knowledge, the Group Companies and, with respect to the Business, Seller's Affiliates have:

         (a) complied with all health and safety laws applicable in the countries where they run their business, and no action, suit or proceeding by any third Person or governmental entity is pending or threatened against such company alleging any failure to comply with any, health or safety laws, except where the failure to comply would not have a material effect on the Transferred Business, and

         (b) obtained and been in compliance with all of the terms and conditions of all permits, licenses and authorizations required under any health and safety laws, except where the failure to obtain or comply would not have a material effect on the Transferred Business.

12.17 LITIGATION. Except as disclosed in Schedule 12.17, there are no actions, suits or proceedings pending or, to Seller's Knowledge, threatened against the Group Companies or relating to the Business anyone of which involves an amount in excess of CHF 40,000 (forty thousand Swiss francs) either in court or before any administrative board, agency or commission.

12.18 UNDISCLOSED LIABILITIES. There is no undisclosed liability against any Group Company or the Business, the origin of which is anterior to the date of this Agreement, provided that this representation shall not cover any liability of Seller, or of any of the Group Companies or of Seller's Affiliates for possible defects, or deficiencies in the products designed, manufactured, commercialized, or sold by any of them up to the date of this Agreement, such potential liability being taken over by Purchaser and Purchaser's Affiliates.

12.19 TAXES. All Tax returns required to be filed prior to Closing with respect to Taxes payable by or reimbursable to each Group Company have been or will be timely filed. All Tax returns required to be filed prior to Closing with respect to Taxes triggered by the transfer of the Business payable by or reimbursable to each of the Seller's Affiliates have been or will be timely filed. All such Tax returns have been or will be prepared in the manner required by applicable law, and, at the time of their filing were or will be true, correct and complete in all


                                     31 / 54
         material respects. All Taxes to be paid on such Tax returns on or prior to Closing will have been timely paid on or prior such date.

12.20 RECEIVABLES. All Business Trade Receivables and Companies Trade Receivables shown in the Closing Transferred Business Account will be valid claims referring to trade transactions, it being specified that Seller gives no guarantee as to their collectability and collection whatsoever.

12.21    TITLE.

         (i) Each of the Group Companies and Seller's Affiliates, with respect to Business Assets only, has good and valid title to its assets in all material respects, free and clear of any Lien, except as set forth in Schedule 12.21 (I) and other than Liens arising by operation of law in the ordinary course of business.

         (ii) Upon delivery to Purchaser's Affiliates of the Business Assets, deeds, agreements and other instruments contemplated by Article 7.3 (II) (B) above, such Purchaser's Affiliate will receive good and valid title to the Business Assets, in all material respects, free and clear of any Lien other than Liens arising by operation of law in the ordinary course of business.

12.22 MAJOR CONTRACTS. Except for those listed in Schedule 12.22, none of the Group Companies and, with respect to the Business, none of Seller's Affiliates is a party to any contract the value of which exceeds, individually, CHF 500,000 (five hundred thousand Swiss francs) or, if continuing by nature, having a residual term of more than 5 (five) years and implying an annual commitment of at least CHF 100,000 (hundred thousand Swiss francs), VAT excluded.

12.23    INTELLECTUAL PROPERTY RIGHTS.

         (i) SUFFICIENT RIGHTS. The Group Companies own, or have acquired licenses (which, except as set forth in Schedule 12.23 (I), are royalty free) to use all the Intellectual Property Rights, without which the Group Companies' ability to continue to conduct their business and Seller's Affiliates' ability to continue to conduct the Business as it has been conducted prior to Closing would be significantly and adversely affected.

         (ii) TITLE. The Intellectual Property Rights owned by the Group Companies are free and clear of all Liens, rights of employees, authors and


                                     32 / 54
                  inventors, security interests and other third party rights of any nature except as set forth in Schedule 12.23 (II). Except as set forth in Schedule 12.23 (II), no third party claims are pending or, to Seller's Knowledge, are threatened that would challenge the validity, or the right of the Group Companies to use, any such Intellectual Property Rights.

         (iii) REGISTRATIONS. All registrations for the Intellectual Property Rights listed in Schedule 12.23 (III) are in force, with due and payable renewal fees paid up to the Closing Date.

         (iv) To Seller's Knowledge, all registrations for the Intellectual Property Rights used but not owned by the Group Companies are in force, with due and payable renewal fees paid up to the date of this Agreement.

         (v) THIRD PARTY'S RIGHTS. To Seller's Knowledge, the Group Companies and, with respect to the Business, Seller's Affiliates do not violate any Intellectual Property Rights of any third party. The Group Companies and, with respect to the Business, Seller's Affiliates have taken appropriate measures in terms of data protection, employee guidelines and confidentiality agreements with third parties in accordance with best watch industry practice to protect the confidentiality of any unpatented know-how and trade secrets relating to the Business.

12.24    INFORMATION TECHNOLOGY.

         (i) SUFFICIENT RIGHTS. As at the date of this Agreement, the Group Companies and, with respect to the Business, Seller's Affiliates own or possess, or have acquired licenses or have concluded other agreements, so as to be able to make adequate and sufficient use of all the Information Technology which is necessary for the conduct of the Business as it is presently conducted, Purchaser being aware that as from Closing, the Company will have no right on any license regarding Information Technology granted not exclusively to any of the Group Companies, and in particular, on the SAP license.

         (ii) To Seller's Knowledge as at the date of this Agreement, the Group Companies and, with respect to the Business, Seller's Affiliates do


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

                  not violate any right of third party in respect of Information Technology.

         (iii) On Closing, the Group Companies will have the right to use the BPCS and EBIN licenses used for components manufacturing (bracelets, cases and Ebel chronograph movements) and after sales services, respectively.

12.25 EMPLOYEES DATA. All data relating to the Group Companies' employees and the Dedicated Employees as contained in Schedule 12.25 are fair and accurate in all material respects with regard to their names, ages, seniorities, functions and salaries.

12.26    LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

         Seller makes no representation whatsoever to Purchaser and gives no warranty to Purchaser, except as otherwise expressly provided in this Article. Seller, therefore, hereby disclaims any other representation or warranty and, without limiting the generality of the foregoing, makes no representation and gives no warranty whatsoever other than expressly provided in this Article with respect to the Shares, the shares of German Newco, the Group Companies, the financial or commercial situation of any of the Group Companies or regarding any aspect of their business or affairs or financial projections, forecasts, budgets or management analyses nor to the future profitability and financial performance of any of the Group Companies nor in respect to the Business, nor with respect to the Business Assets or Business Liabilities, nor to the continuity after the date of this Agreement of relationships with customers, retailers or suppliers, agents or distributors. It being understood that nothing in this
         Article 12.26 shall in any way limit any of the indemnity obligations of Seller contained in Article 15.


                                   ARTICLE 13

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller at the date of this Agreement each and all of the following representations and warranties. Purchaser shall restate and confirm these representations and warranties on the Closing Date, except for those set forth in Article 13.4.

13.1 GENERAL CORPORATE REPRESENTATION. Purchaser and Purchaser's Affiliates are (or, with respect to Affiliates of the Purchaser formed after the date of this Agree-


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

         ment, will on the Closing Date be) duly organized and validly existing under applicable law and has full right and authority to enter into this Agreement and the documents and instruments to be executed pursuant to the terms hereof and thereof, and to carry out the transactions contemplated hereby and thereby. The execution and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser and/or Purchaser's Affiliates. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the By-Laws of Purchaser or any of Purchaser's Affiliates or any applicable order, injunction, decree or law of any governmental entity.

13.2 CONSENTS. Except as shown on Schedule 13.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person or governmental entity is required for Purchaser and/or Purchaser's Affiliates to consummate the transactions contemplated hereby.

13.3 LITIGATION. There is no action, suit or proceedings pending or, to Purchaser's Knowledge, threatened relating to, or affecting the ability of Purchaser or any of Purchaser's Affiliates to purchase or operate the Business, or assume the Business Liabilities.

13.4 MISREPRESENTATION AND BREACH OF WARRANTY. As at the date of this Agreement, Purchaser, based on the Disclosed Documents, has no knowledge of any misrepresentation or any breach of the representations and warranties of Seller as set forth above in Article 12.

13.5 AVAILABILITY OF FUNDS. Purchaser has immediately available cash sufficient to enable it to consummate the transactions contemplated by this Agreement and in particular to pay the full amount of the Purchase Price as provided for in this Agreement.


                                   ARTICLE 14

             REMEDIES FOR MISREPRESENTATION AND BREACH OF WARRANTIES

14.1 TERM OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of Seller contained in Articles 12.13 (SOCIAL SECURITY AND PENSIONS) and 12.19 (TAXES), which shall survive until 30 (thirty) days after the expiration of the applicable statute of limitations period, the representations and warranties as set forth in Article 12 shall survive until the last day of an 18 (eighteen) month period to be computed from the Closing Date (the "EXPIRATION DATE").


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

14.2     NOTICE OF BREACH.

         (i) Within 60 (sixty) days after Purchaser having obtained knowledge of a misrepresentation or breach of warranty, or receipt by any of the Group Companies or, with respect to the Business, by any Purchaser's Affiliate, of notice of any claim made by any third Person which Purchaser believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, Purchaser shall deliver to Seller a notice in writing describing the facts or the claim and its amount in reasonable details to the extent then known.

         (ii) Failure to give notice within the 60 (sixty) day period above-mentioned shall not exclude Seller's liability except and only to the extent that Seller can demonstrate that it has incurred a loss, damage, cost, expense or other liability or that any such loss, damage, cost, expense or other liability has been aggravated, or that a defense or claim that Seller otherwise could have asserted has been waived, or is otherwise barred or prejudiced by reason of Purchaser's failure to give timely notice.

         (iii) Provided such a notice has been timely given, and in any event before the Expiration Date, and with respect to the notified claims only, Purchaser shall have an additional period of 6
                  (six) months to instigate proceedings (the "ADDITIONAL
                  PERIOD").

14.3 EXPIRATION DATE. After the Expiration Date and the Additional Period, Seller shall have no liability and no obligation whatsoever vis-a-vis Purchaser relating to the representations and warranties under this Agreement except for claims notified by Purchaser to Seller in accordance with the provisions set forth in this Article 14 prior to the Expiration Date, provided that after the Expiration Date and the Additional Period, Seller shall have the right to seek resolution of any claim for misrepresentation or breach of warranty notified by Purchaser in accordance with the provisions of this Article 14 prior to the Expiration Date.

14.4 OPPORTUNITY FOR SELLER TO REMEDY. With respect to misrepresentation or breach of warranty notified by Purchaser to Seller pursuant to this
         Article 14, Seller shall have the right, within a reasonable period of time not exceeding 60 (sixty) days after receipt of such notice of breach, to bring about the position which would have existed had the representation or warranty been correct.

14.5 OPPORTUNITY FOR SELLER TO DEFEND. In case of any claim brought by a third Person against Purchaser, any of Purchaser's Affiliates or any of the Group Companies,


                                     36 / 54
         which has been notified by Purchaser in accordance with this Article 14, Seller shall use its commercially reasonable efforts in assisting Purchaser or any of Purchaser's Affiliates or the relevant Group Company in the defense of such claim. Purchaser shall procure that no such claim is settled without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller shall have the right to compromise or defend, at its own expenses and by its own counsel any such matter. If Seller is willing to compromise or defend any asserted liability, it shall promptly notify Purchaser of its intention to do so, and Purchaser shall cooperate with, and provide at its own costs appropriate documentation and support as reasonably requested by Seller or its counsel in connection with, the compromise or defense of any such asserted liability. Purchaser or Purchaser's Affiliates or the relevant Group Company, as the case may be, shall have the right to participate, at its own expenses, in the defense of any such asserted liability.

14.6 INDEMNITY BY SELLER. Subject to the provisions set forth below in Articles 14.7 and 14.8, Seller shall indemnify and hold harmless Purchaser against, and in respect of, the Losses which Seller, Seller's Affiliates or the Group Companies, may suffer or incur in connection with any misrepresentation or breach of warranty. The amount of the indemnification will be agreed as between the Parties. If the Parties cannot reach an Agreement, the amount of indemnification shall be decided by the arbitral tribunal as provided for in Article 21.2. The Parties agree to waive rescission as a remedy.

14.7 EXCLUSION OF SELLER'S LIABILITY. Seller shall not be liable in respect of a claim by Purchaser for misrepresentation or breach of warranty:

         (i) only to the extent, that a provision, reserve or expense for the matter giving rise to the claim was reflected in the Closing Transferred Business Account or to the extent that the claimed amount can be offset against excess reserve or provision within the same Caption;

         (ii) if, and to the extent, that the matter giving rise to the claim was Adequately Disclosed in the Disclosed Documents;

         (iii) for any Loss to the extent such Loss is recoverable by Purchaser, Purchaser's Affiliates or any of the Group Companies from a third Person, including, but not limited to, an insurance company under an insurance policy taken out by Purchaser, any Purchaser's Affiliates or any of the Group Companies, or, should that be the case, Seller;


                                     37 / 54

         (iv) if, and to the extent that, any Loss has been caused by any act or omission of Purchaser or any of Purchaser's Affiliates, before or after the Closing, or by any of the Group Companies after the Closing, or by the fact that Purchaser or any of Purchaser's Affiliates with respect to that part of the Transferred Business acquired by such Affiliate shall have failed to take, or cause any of the Group Companies to take, all reasonable steps to mitigate the Loss caused by a misrepresentation or breach of warranty;

         (v) with respect to Article 12.19, if and to the extent that such claim can be offset by the Group Companies utilizing the net operating loss carry forward up to the amount of such net loss carry forward existing at the time Purchaser notifies Seller of such claim.

14.8 LIMITATIONS ON LIABILITY. Claims for misrepresentation or breach of warranty shall be limited as follows:

         (i) Seller shall not be liable vis-a-vis Purchaser to the extent that Losses for which Seller is liable are, in the aggregate, equal or less than CHF 1,000,000 (one million Swiss francs) (the "Threshold"), provided that in the event that the aggregate amount of the claims exceed such amount, then the claims shall be covered in their full amount;

         (ii) Seller's aggregate liability shall in no event exceed an amount of 50 % (fifty percent) of the Final Purchase Price (the "CAP").

14.9 REDUCTION IN DAMAGES DUE. If facts and circumstances which would give rise to a claim against Seller result in any financial benefits or financial advantages for Purchaser, any of the Purchaser's Affiliates or any of the Group Companies (including any future tax savings after taking into account any tax costs), then Losses will be reduced by the amount equal to any such benefits or advantages, and the amount which can be claimed as Losses for a misrepresentation or breach of warranty or otherwise shall be reduced accordingly.

14.10    In case of breach of a representation and warranty by Purchaser this
         Article 14 shall apply mutatis mutandis.


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

                                   ARTICLE 15

                              INDEMNITIES OF SELLER

15.1 Notwithstanding the Cap, the Threshold, any other limitation or exclusion of liability set forth in this Agreement, the contents of the Disclosed Documents or any other aspect of this Agreement, Seller shall indemnify fully, hold harmless and defend Purchaser, Purchaser's Affiliates or any of the Group Companies, as the case may be, from and against any and all damages incurred by the relevant entity, arising out of, relating to, or based upon, any of the following:

         - any non-compliance, whether full or partial, of Seller, Seller's Affiliate and/or the Company, with the carve out obligations set forth above in Article 6;
         - any breach of representation and warranty contained above in Articles 12.1 to 12.5 and 12.21;
         -        German Newco's liabilities not forming part of the German
                  Business;

         For the avoidance of doubt it shall be understood that any payment made by Seller to Purchaser under this Article 15.1 shall not count towards either the Threshold or towards the Cap.

15.2 Notwithstanding any limitation or exclusion of liability set forth in this Agreement other than the Cap and the Threshold, and notwithstanding the contents of the Disclosed Documents or any other aspect of this Agreement, Seller shall indemnify fully, hold harmless and defend Purchaser, Purchaser's Affiliates or the Group Companies, as the case may be, from and against any and all damages incurred by the relevant entity, arising out of, relating to or based upon any of the matters listed in Schedule 15.2 hereto, it being specified that, for any such matters, the amount of Loss to be taken into consideration shall be the amount of the Loss suffered by the Company, the relevant Group Company, the Purchaser, or the relevant Purchaser's Affiliate as the case may be after deduction of the amount of the provisions existing in the Closing Transferred Business Account with respect to such relevant matter.

15.3 Notwithstanding the Cap, the Threshold or any limitation or exclusion of liability set forth in this Agreement, the contents of the Disclosed Documents or any other aspect of this Agreement, Seller shall indemnify fully, hold harmless and defend Purchaser, Purchaser's Affiliates or the Group Companies as the case may be from and against any and all damages incurred by the relevant entity arising out of, relating to, or based upon, any environmental matters, including without limitations items listed in Schedule 15.3, provided, however, that Pur-


                                     39 / 54
         chaser or the Group Companies, as the case may be, shall bear a total deductible of CHF 2,000,000 (two million Swiss francs) prior to this indemnity becoming applicable.

         For the avoidance of doubt it shall be understood that any payment made by Seller to Purchaser under this Article 15.3 shall not count towards either the Cap or towards the Threshold.

15.4 Notwithstanding the Cap, the Threshold, any limitation or exclusion of liability set forth in this Agreement, the contents of the Disclosed Documents or any other aspect of this Agreement, Seller shall indemnify, hold harmless and defend Purchaser, Purchaser's Affiliates or the Company, as the case may be, from and against all damages incurred by the relevant entity arising out of, relating to, or based upon,

         (i) the failure of Ebel Belgium, promptly after the termination or expiration of its distributorship agreement with the Company, and/or Ebel Canada, promptly after Closing, to cease all use of the name Ebel or any name confusingly similar thereto, as a corporate name, or, in connection with the sale of watches and jewelry, as a trade name or domain name, or

         (ii) the purported assignment, license or grant by either Ebel Belgium or Ebel Canada of any rights in the name Ebel to any other Person,

         provided, however, that Seller's liability in respect of such damages shall in no event exceed, in aggregate, the amounts set forth in
         Schedule 15.4:

         Purchaser shall have the exclusive right to negotiate with or claim against Ebel Belgium and Ebel Canada in respect of the subject matter hereof, provided that such subject matters shall not be settled by Purchaser without Seller's consent, which consent shall not be unreasonably withheld.


                                   ARTICLE 16

                                    EMPLOYEES

16.1 As to the employees employed by Seller's Affiliates, but clearly and exclusively dedicated to the Business ("DEDICATED EMPLOYEES"), the following shall apply:

         (i) in the Asian countries other than Japan, in the United Kingdom and in Spain there are no Dedicated Employees; the Parties shall further col-


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


                  laborate between the date of this Agreement and Closing to establish which employees shall receive an offer from Purchaser or Purchaser's Affiliate to continue employment with Purchaser or Purchaser's Affiliate after Closing;

         (ii) with respect to Japan and the U.S.A., the Parties have decided that the Dedicated Employees listed in Schedule 16.1 (II) shall receive an offer from Purchaser or the relevant Purchaser's Affiliate to continue employment with Purchaser or Purchaser's Affiliate after Closing;

         (iii) in France, the French Dedicated Employees will transfer as a matter of law;

         (iv) in Germany, Seller will set up German Newco; the German Dedicated Employees will transfer to German Newco as a matter of law, but have a right to object to such transfer.

         All Dedicated Employees automatically transferred, accepting the offer of Purchaser or of any Purchaser's Affiliate or not objecting to the transfer, as the case may be, are called the "TRANSFERRED EMPLOYEES" in this Agreement.

         Where Dedicated Employees transfer as a matter of law, but refuse such transfer, the Parties shall collaborate to ensure a smooth transition in accordance with the provisions of Article 17.1 below in respect of the part of the Business negatively impacted by the lack of such transfers.

         Seller will not make any offer of employment to any of the Dedicated Employees before the sooner of (i) notification by Purchaser that such Dedicated Employees have not become Transferred Employees and (ii) 30 (thirty) business Days after Closing.

16.2 As of the Closing Date and thereafter, Purchaser or Purchaser's Affiliates, as the case may be, shall be solely responsible for all employment and occupational matters concerning the Transferred Employees and shall assume any and all liabilities and obligations relating to the Transferred Employees with respect to such liabilities and obligations which arose prior to the Closing Date, but only to the extent that such liabilities and obligations (i) relate to compensation of the type referred to in Article 12.12 or (ii) arise out of any Benefit Plans referred to in Schedule 12.13 (other than any Equity Plans), or (iii) were disclosed in the Disclosed Documents or in
         Schedule 12.25, or (iv) in the aggregate are not significant. Subject to the foregoing, Purchaser or Purchaser's Affiliate shall pay


                                     41 / 54
         all wages, social insurances, pension funds, occupational claims or indemnity due for whatever reasons to the Transferred Employees. Purchaser shall hold Seller and Seller's Affiliates harmless from, and against, any claim which any Transferred Employee or any Person may have against Seller or Seller's Affiliates in connection with the transfer of any of the Transferred Employees' employment agreements to Purchaser or Purchaser's Affiliate, or with the transfer of the Business except in respect of any liabilities or obligations which, as provided in this Article 16.2, are not assumed by Purchaser.

16.3 The Parties agree that they shall divide pension funds, pension fund entitlements and similar benefits to which employees of the Group Companies and Transferred Employees are entitled in a just and equitable manner and in compliance with applicable laws.

16.4 Seller shall provide reasonable administrative assistance (but without incurring any liability) to Purchaser with respect to the transfer of the Transferred Employees.


                                   ARTICLE 17

                             POST-CLOSING COVENANTS

17.1 The Parties will reasonably cooperate to effect a smooth transition of the Business from Seller and Seller's Affiliates to Purchaser and, as appropriate, Purchaser's Affiliates. As from the Closing Date, Seller and Seller's Affiliates shall continue to render those services relating to the Business as may be reasonably requested from time to time by Purchaser and, as appropriate, by Purchaser's Affiliates for a period to be agreed between the Parties between the date of this Agreement and Closing or, if no agreement can be reached, for up to 6
         (six) months following the Closing, provided that Purchaser is not able to obtain similar services from other Persons at reasonable cost and on no less favorable terms. The services so rendered by Seller or Seller's Affiliates as the case may be, shall be billed to Purchaser or Purchaser's Affiliate at Seller's or Seller's Affiliates (as the case may be) costs plus 5 % (five percent).

17.2 As from the Closing Date, Purchaser shall continue to provide after sale services for Christian Dior watches out of Swisswave Europe for the French market for a period to be agreed between the Parties between the date of this Agreement and Closing or, if no agreement can be reached for up to 6 (six) months following the Closing or earlier at Seller's (acting upon request of Christian Dior) election.


                                     42 / 54

         The services so rendered by Swisswave shall be billed to Christian Dior at Swisswave's costs plus 5 % (five percent).

17.3 As from the Closing Date, Purchaser shall or shall cause Purchaser's Affiliates to grant to any Affiliates of Seller a non-exclusive worldwide royalty free license to use any Intellectual Property Right (other than trademarks, design, design patents and copyrights pertaining to the design of the products), belonging to any of the Group Companies or any of Purchaser's Affiliate which such Intellectual Property Right was used by such Affiliates of Seller for its own business prior to Closing.

17.4 As soon as possible after the Closing, Seller shall undertake whatever steps as will be necessary to amend the Company name of each of Seller's Affiliates which contain the word "Ebel" or any similar name which could give rise to confusion with "Ebel" to a corporate name not containing the word "Ebel" and not giving rise to confusion with the name "Ebel".

17.5 With respect to that part of the Business being located in Taiwan (the "TAIWAN BUSINESS"), the following shall apply:

         (i) the Business Inventory and the Business Other Operating Assets shall remain in the possession of Seller's Affiliate in Taiwan being held in trust for the Purchaser until receipt of further instructions from Purchaser, which instructions shall be carried out at first request;

         (ii) the Business Receivables shall be collected by Seller's Affiliate in Taiwan on behalf and for the account of the Purchaser; Seller's Affiliate in Taiwan shall transfer proceeds arising out of such collection, within 5 (five) Business Days of receipt, to a bank account of Purchaser to be designated by Purchaser prior to Closing;

         (iii) Business Liabilities and Business Other Operating Liabilities shall be paid on behalf and for the account of the Purchaser; Purchaser shall reimburse Seller's Affiliate in Taiwan within 5 (five) Business Days of receipt of evidence that Seller's Affiliate in Taiwan has effected such payment.

17.6 Seller and, as appropriate, Seller's Affiliates shall retain and make available to Purchaser, as reasonably requested by Seller all information, records or documents relating to the Business or the Transferred Employees for all periods prior


                                     43 / 54
         to the Closing and shall preserve all such information, records and documents until the later of:

         (i)      10 (ten) years after the Closing Date, or

         (ii) the expiration of all statutes of limitations for Taxes relating to periods prior to the Closing for Tax information, records or documents. Prior to destroying any records relating to the Transferred Business or to the Transferred Employees for the period prior to the Closing Date, Seller and, as appropriate, Seller's Affiliates shall notify Purchaser, 60 (sixty) days in advance of any such proposed destruction, of its intent to destroy such records, and Seller and, as appropriate, Seller's Affiliates will permit Purchaser to retain any such records.

17.7 As from and after the Closing Date, each of Seller's Affiliates shall promptly transmit to Purchaser or to such of Purchaser's Affiliates as appropriate any invoice or request for payment received by it (if any) with respect to any of the Business Liabilities. In the event that, for any reason, Seller's Affiliate has paid any such invoice, Purchaser shall reimburse such Seller's Affiliates any such amounts without delay upon submission to Purchaser of appropriate evidence of such payment.

17.8 As from and after the Closing Date, Seller shall cause Seller's Affiliates to forward promptly to Purchaser or to such of Purchaser's Affiliates as appropriate any cash, check, wire transfer or other instrument received by Seller's Affiliates in respect of Business Trade Receivables for periods before the Closing Date.

17.9 Each of Purchaser and Purchaser's Affiliate hereby waives compliance by Seller and Seller's Affiliates with the provisions of any law of any jurisdiction, which provides that Seller or Seller's Affiliates shall continue to be liable for any of the Business Liabilities after the Closing Date. Purchaser shall indemnify and hold harmless Seller or Seller's Affiliates from, and against, any and all liabilities that may be asserted by third Persons against Seller or Seller's Affiliates or paid by Seller or Seller's Affiliates to third Persons in this respect. Seller hereby waives compliance by Purchaser with the provisions of any law of any jurisdiction, which provides that Purchaser shall be liable for any liability of Seller or Seller's Affiliates other than the Business Liabilities. Seller shall indemnify and hold harmless Purchaser, Purchaser's Affiliates or any of the Group Companies from, and against, any and all liabilities that may be asserted by third Persons against Purchaser or any of Purchaser's Affiliates or the Group Companies or paid by


                                     44 / 54

         Purchaser or any of Purchaser's Affiliates or the Group Companies to third Persons in this respect.

17.10 Any Party shall have the right to set off any payment to be made pursuant to this Agreement against any amount, which the other Party will owe to it under this Agreement only if and to the extent the Party wishing to set off has obtained a final and enforceable judgment with respect to the amount which the other Party owes to it.

17.11 For a period of 2 (two) years from the Closing Date, Seller agrees not to, and to cause Seller's Affiliates not to, induce any employee of any of the Group Companies and any Transferred Employee to leave the employ of the Group Companies or any Purchaser's Affiliate, as the case may be.

17.12 With respect to VAT the Parties agree to structure transfers of assets occurring in connection with this transaction in a manner beneficial to both Parties and, if possible, in the form of notification procedures.

17.13 Seller hereby undertakes not to make any recourse claim against any of the Group Companies or any of their respective directors or officers or employees if Seller is being sued by Purchaser for breach of any contractual undertaking pursuant to this Agreement, provided, however, that this covenant shall not apply if any of the Group Companies, or the relevant director or officer or employee, has acted by willful intent.

17.14 As and from the Closing Date, upon the request of Purchaser, Seller shall, and shall cause any Affiliate of Seller to, use reasonable efforts so that Purchaser and its Affiliates shall have the right to continue to use in connection with the Business for the period agreed to in Article 17.1, or, if no such period is agreed to then, for up to 6 (six) months after the Closing Date, any software licenses previously used in connection with the Business and that are not being transferred to Purchaser or to Purchaser's Affiliates, hereunder, it being specified that all costs in connection therewith, if any, shall be the sole responsibility of Purchaser.


                                   ARTICLE 18

                                 CONFIDENTIALITY

18.1 From the date hereof to the Closing Date, the Parties and all of their Affiliates shall hold in confidence and shall not disclose to any third Person except to


                                     45 / 54
         those of their directors, officers, employees and advisors on a need to know basis (i) this Agreement, (ii) any of the information contained in this Agreement, (iii) any other information concerning directly or indirectly the contemplated transactions, nor (iv) any information obtained in the course of due diligence or in negotiations and discussions (the "CONFIDENTIAL INFORMATION"), unless a Party or any of its Affiliates is required to disclose such Confidential Information by law or other legal or regulatory requirement, including without limitation, any rule or regulation of the United States Securities and Exchange Commission or the New York Stock Exchange or any decision of a competent court or governmental entity under compulsory law, or unless such information is already in the public domain by reason other than a breach of this confidentiality undertaking.

         The Parties shall accordingly (i) advise their respective directors, officers, employees and advisors to whom any Confidential Information is disclosed on a need to know basis as provided in this Article 18.1 of the confidentiality obligations hereunder and (ii) cause Persons to whom Confidential Information is disclosed to comply with the obligations hereunder.

18.2 Notwithstanding Article 18.1, each Party shall have the right to (i) issue an initial press release relating to this Agreement at the time of signing of this Agreement, provided however, that each Party shall consult with the other Party with respect to any such initial press release to be issued by it and will take reasonable efforts to take into account the observations of such other Party and (ii) to make subsequent disclosure to third Persons, including without limitation, customers, employees, analysts and investors, provided that such disclosure is consistent with the disclosure contained in the initial press release.

18.3 Notwithstanding anything herein to the contrary, any Party (and each employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the US Federal income tax treatment and US Federal income tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such US Federal income tax treatment and US Federal income tax structure; provided that this Article 18.3 shall not permit any person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.


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


                                   ARTICLE 19

                                  NOTIFICATIONS

19.1 Notices or other communications required or permitted hereunder shall be delivered by registered mail, addressed as follows:

         For Seller:

                  Sofidiv SAS
                  attn. Mr. Patrick Houel
                  c/o LVMH Moet Hennessy Louis Vuitton
                  22, avenue Montaigne
                  75008 Paris
                  France

                  with copy to:

                  Mr. Bernard Kuhn
                  LVMH Moet Hennessy Louis Vuitton
                  22, avenue Montaigne
                  75008 Paris
                  France

         For Purchaser:

                  Concord Watch Company S.A.
                  attn Mr. Kurt Burki
                  Rue de Nidau 35
                  CH-2501 Bienne

                  with copy to

                  Homburger
                  Attn. Mr. Ueli Huber
                  Weinbergstrasse 56/58
                  P.O. Box 338
                  CH-8035 Zurich

                  and


                                     47 / 54

                  Movado Group, Inc.
                  attn. Mr. Richard Cote and Mr. Tim Michno
                  650 From Road
                  USA - 07652 Paramus, NJ

                  with copy to

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  Att. Ms. Judith R. Thoyer
                  1285 Avenue of the Americas
                  USA - 10018-6064 New York, NY

19.2 Such addresses may be changed, from time to time, by means of a notice given in the manner provided in Article 19.1 above.


                                   ARTICLE 20

                                  MISCELLANEOUS

20.1 EXPENSES. Except as provided for differently in this Agreement, each Party shall pay its own costs and expenses (including, but not limited to, all legal, accounting and advisory and other fees), as well as any Taxes or other charges which might become due in connection with this Agreement, any agreement provided for the performance of this Agreement or any agreement provided for herein, the negotiations leading up to, and the transactions contemplated by, this Agreement.

20.2 US GAAP ACCOUNTS. Inasmuch as Purchaser needs to prepare and to have audited within 65 (sixty-five) days after the Closing Date, financial statements of the Transferred Business, prepared in accordance with US generally accepted accounting principles and the applicable requirements of the United States Securities and Exchange Commission (the "SEC"), as of and for each of the years ending December 31, 2003, 2002 and 2001 (and unaudited financial statements as of and for any interim periods prior to the Closing), for purposes of filings that Purchaser's Affiliate, Movado Group, Inc. ("MGI"), is required to make under the federal securities laws of the United States and/or the rules or regulations of the SEC (including, without limitation, any required income statements, balance sheets and cash flow statements and footnote disclosure), Purchaser shall cause and Seller shall authorize Ernst & Young SA, Switzerland (the "INDEPENDENT AUDITORS") to audit such financial statements of the Transferred Business. Seller shall provide, and shall cause its employees and its Affiliates' employees to provide, such assistance to, and shall cooperate with, (i) Purchaser to enable it to


                                     48 / 54
         complete the preparation of such financial statements and (ii) the Independent Auditors to the extent necessary for the Independent Auditors to complete their audit within the required time period referred to above.

         If, notwithstanding the fact that the financial statements of the Transferred Business referred to above will be or will have been prepared by and under the responsibility of Purchaser as provided herein, the Independent Auditors require from Seller or any Affiliate of Seller a representation letter ("REPRESENTATION LETTER") for the purpose of their audit of the financial statements of the Transferred Business as described above, then Seller will cause a Representation Letter covering the period prior to the Closing to be negotiated with and delivered to the Independent Auditors, it being specified that in any event the Representation Letter will be so delivered, which Representation Letter shall provide that it is being delivered by Seller for the sole and exclusive benefit of the Independent Auditors. If such Representation Letter is required from Seller or any Affiliate of Seller, Purchaser agrees that (i) Seller shall have no liability to Purchaser in respect of the contents of the Representation Letter and
         (ii) if Seller or such Affiliate of Seller is or becomes a party, or is threatened to be made a party or other participant in, a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other) ("CLAIM") by reason of, or arising out of, any event or occurrence relating to, or directly or indirectly arising out of, such Representation Letter and its execution and delivery by Seller or any Affiliate of Seller, then Purchaser shall indemnify and hold harmless Seller or such Affiliate of Seller to the fullest extent permitted by law, against any Losses from such Claim, whether or not such Claim proceeds to judgment or is settled or otherwise is brought to a disposition; provided, however, that Purchaser shall have no liability to Seller or any Affiliate of Seller under the indemnification referred to above if, and to the extent that, any Claim arises out of, is related to or results from any willful misrepresentation by Seller or such Affiliate of Seller in connection with the Representation Letter. Notwithstanding clauses (i) or (ii) above and except as provided in such clauses, Purchaser hereby preserves all of its rights under this Agreement, including, without limitation, any rights against Seller in connection with a breach of Seller's representations and warranties or any failure of Seller to meet any and all of Seller's obligations hereunder.

20.3 WRITTEN FORM; AMENDMENT. This Agreement shall be subject to the written form and may be amended or modified only by a written instrument duly executed by each Party.


                                     49 / 54

20.4 ENTIRE AGREEMENT. This Agreement and the various agreements referred to in this Agreement contain the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of or among the Parties, their agents, counsels, advisors, whether oral or written, with respect to such subject matter and such prior agreements, negotiations, correspondences, undertakings are expressly declared null and void and of no effect whatsoever as of the date hereof.

20.5 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall remain valid and enforceable to the fullest extent possible.

20.6 NO WAIVER. The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

20.7 BINDING ON SUCCESSORS. All of the terms, provisions and conditions of this Agreement shall be binding upon and for the benefit of the Parties hereto and their respective successors, permitted assigns and legal representatives.

20.8 NON-ASSIGNABILITY. Neither Party may assign or transfer, in whole or in part, or delegate all or any portion of its rights or obligations under this Agreement without the prior written consent of the other Party. Any assignment, transfer or delegation made without such consent shall be null and void, provided, however, that Purchaser shall have the right to execute such assignments to its Affiliates subject to such Affiliate being bound by this Agreement.

20.9 NO THIRD PERSON BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any right enforceable by any Person who is not a Party to this Agreement.

20.10 FURTHER ACTIONS. At any time, and from time to time, each Party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to fully perform this Agreement.


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


                                   ARTICLE 21

                         APPLICABLE LAW AND ARBITRATION

21.1 This Agreement shall be governed, interpreted and construed by, under and exclusively pursuant to the LAWS OF SWITZERLAND without regard to the conflicts of law provisions or principles thereof. The Parties expressly rule out the applicability of the Convention on contracts for the International Sale of Goods.

21.2 Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these rules. The number of arbitrators shall be three and the seat of the arbitral tribunal shall be in GENEVA. The arbitral proceedings shall be conducted in English and all awards shall be rendered in English.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two originals on the date first above written.



SOFIDIV SAS                             CONCORD WATCH COMPANY SA



/s/ Patrick Houel                       /s/ Richard Cote
-----------------------------           -----------------------------
Patrick Houel                           Richard Cote


                                        /s/ Kurt Burki
                                        -----------------------------
                                        Kurt Burki


                                     51 / 54

                                LIST OF SCHEDULES
                                -----------------

   0.2/1                   Participations

   0.2/2                   Subsidiaries

   0.4                     Seller's Affiliates

   1.3                     Accounting Policies

   1.9                     Audited Statutory Accounts

   1.29                    Disclosed Documents

   1.56                    Purchaser's Affiliates

   1.68                    Consolidated Accounts as of September 30, 2003

   5.7                     Dates and Places of Business Inventories at Seller's
                           Affiliates

   5.8                     List of Intercompany Agreements

   5.9                     Trademarks to be Renewed from January 1 to June 30,
                           2004

   7.3 (II) (G)/1          List of Mortgage Certificates

   7.3 (II) (G)/2          Excerpts from Land Registries

   9.4                     Special Purpose Opinion

   9.5.1 (II)              Illustration of the Mechanism set forth in Article
                           9.5.1 (ii)

   9.5.3 Dates and Places of Inventories for the Proposed Closing Transferred Business Account

   11.1                    R2-Estimate

   12.2                    Consents

   12.3 (A)                By-Laws of Each Group Company

   12.10                   Management Accounts as of September 30, 2003

   12.12 Employees with an Annual Gross Salary in Excess of CHF 300,000 or with special severance package

   12.13 Liabilities and Obligations relating to the Transferred Employees

   12.14/1                 Facilities

   12.14/2                 Mortgages or Rental Agreements

   12.15                   Compliance with Law

   12.17                   Litigation

   12.21 (I)               Liens (Business Assets)

   12.22                   Major Contracts

   12.23 (I)               Licenses to use IP Rights of Third Parties


                                     52 / 54

   12.23 (II)              Third Party Rights, Claims, Liens on Intellectual
                           Property Rights

   12.23 (III)             Registrations (Intellectual Property Rights)

   12.25                   Group Companies' and Dedicated Employees Data

   13.2                    Consents

   15.2                    Matters to be indemnified under Article 15.2

   15.3                    Environmental Matters

   15.4                    Liability's Limits Concerning Ebel Belgium and Ebel
                           Canada

   16.1 (II)               Certain Dedicated Employees in the USA and Japan


                                     53 / 54

                                      INDEX

Article 1:        Definitions..................................................3

Article 2:        Sale and Purchase of the Shares - Assumption of Liabilities.10

Article 3:        Sale and Purchase of the Assets - Assumption of Liabilities.11

Article 4:        Purchase Price..............................................13

Article 5:        Pre-Closing Covenants of Seller and Purchaser...............13

Article 6:        Carve Out Obligations of Seller Prior to Closing............16

Article 7:        Closing.....................................................17

Article 8:        2003 Global Account.........................................19

Article 9:        Closing Transferred Business Account........................19

Article 10:       Post Closing Purchase Price Adjustment......................24

Article 11:       Conduct of Business between the Date of this Agreement
                  and the Closing.............................................25

Article 12:       Representations and Warranties of Seller....................27

Article 13:       Representations and Warranties of Purchaser.................34

Article 14:       Remedies for Misrepresentation and Breach of Warranties.....35

Article 15:       Indemnities of Seller.......................................39

Article 16:       Employees...................................................40

Article 17:       Post-Closing Covenants......................................42

Article 18:       Confidentiality.............................................45

Article 19:       Notifications...............................................47

Article 20:       Miscellaneous...............................................48

Article 21:       Applicable Law and Arbitration..............................51

List of Schedules.............................................................52


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